EXHIBIT 10.1

Amendment No. 1
To the Software License Agreement Between

Sun Microsystems, Inc. And Borland Sofware Corporation
[Sun Legal files index number 90457]

THIS AMENDMENT NO. 1 (the “Amendment”) to the Software License Agreement (Sun Legal Files Index agreement no. 80613) (the “SLA”) between Sun Microsystems, Inc., located at 901 San Antonio Road, Palo Alto, California 94303 (“Sun”) and Inprise Corporation, now known as Borland Software Corporation located at 100 Enterprise Way, Scotts Valley California, 95066 (“Customer”), is made and entered into by and between the same parties. This Amendment is in addition to the SLA. In the event of a conflict between the terms of the SLA and the terms of this Amendment, the terms of this Amendment shall govern. All capitalized terms used herein shall have the same meaning set forth in the SLA, unless otherwise stated. The parties agree as follows:

The Attachment D, Commercial Use license to the Sun Community Source License version 2.8 for Java 2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile shall be added to the SLA as Exhibit A-6, attached hereto and incorporated herein by reference.

Except as expressly amended herein, the SLA shall remain unaltered and in full force and effect. The parties have caused this Amendment to be executed by their duly authorized representatives.

Agreed:
You:		Original Contributor:
Borland Software Corporation		Sun Microsystems, Inc.

By:	/s/ Edward M. Shelton	By:	/s/ Neal Civjan

Name:	Edward M. Shelton	Name:	Neal Civjan

Title:	Sr. VP, Strategy	Title:	Director, Worldwide Sales Software and Technology Global Sales Operations

Date:	November 16, 2001	Date:	12/12/01

Exhibit A-6: Java2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile (transition)

ATTACHMENT D
COMMERCIAL USE LICENSE

1. Effect. This Attachment D is to the Sun Community Source License version 2.8 for Java 2 Platform, Micro Edition, Connected Device Configuration and Foundation Profile (“SCSL”). You have agreed to the terms of the SCSL by selecting the “Accept” button at the end of the SCSL or executing a hardcopy SCSL with Original Contributor. You acknowledge that the SCSL is binding on You. This Attachment D is being entered into subsequent to, and is incorporated as Exhibit A-6 into, that certain Softare License Agreement between Sun and Borland, dated December 29, 2000. All capitalized terms used herein shall have the same meaning set forth in the SCSL, unless otherwise stated.

2. Term. Upon execution of this Attachment D by You and Original Contributor, this Commercial Use license shall have a term commencing on the date this Attachment D becomes fully executed by both parties, and shall end December 28, 2005.

3. Commercial Use License Grant. Subject to Your compliance with Section 4 below, Section 8.10 of the Research Use license, and the TCK license; in addition to the Research Use license, the TCK license, and the Internal Deployment Use license, Original Contributor grants to You a worldwide, non-exclusive, non-transferablelicense, to the extent of Original Contributor’s Intellectual Property Rights covering the Original Code, Upgraded Code and Specifications, to do the following within the specified field of use:

a) reproduce and distribute Compliant Covered Code;

b) compile Compliant Covered Code and reproduce and distribute the same in Executable form through multiple tiers of distribution; and

c) reproduce and distribute Reformatted Specifications in association with Compliant Covered Code.

4. Additional Requirements and Responsibilities. In addition to the requirements and responsibilities specified in the Research Use license, the TCK license and the Internal Deployment license, and as a condition to exercising the rights granted in Section 3 above, You agree to the following additional requirements and responsibilities:

a) Distribution of Source Code. Source Code of Compliant Covered Code may be distributed only to another Licensee of the same Technology.

b) Distribution of Executable Code. You may distribute the Executable version(s) of Compliant Covered Code under a license of Your choice, which may contain terms different from this License, provided (i) that You are in compliance with the terms of this License, and (ii) You must make it absolutely clear that any terms which differ from this License are offered by You alone, not by Original Contributor or any other Contributor.

c) Branding. Products integrating Compliant Covered Code used for Commercial Use must be branded with the Technology compliance logo under a separate trademark license required to be executed by You and Original Contributor concurrent with execution of this Attachment D. Compatibility logos applicable to PersonalJava Technology, licensed to You under that certain PersonalJava SCSL executed by You with a Commercial Use License Agreement on December 29th, 2000, Agreement No. 80618 (the “PersonalJava License”), shall not apply and shall not be used in connection with the Technology.

d) Integration with Configuration. The Java(tm) 2 Platform, Micro Edition, Foundation Profile must be tightly integrated and configured to run in conjunction with an implementation of the Java(tm) 2 Platform, Micro Edition, Connected Device Configuration from Original Contributor or from a third party Licensee of the Java(tm) 2 Platform, Micro Edition, Connected Device Configuration Technology which meets Original Contributor’s compatibility requirements.

5. Indemnity/Limitation of Liability. The provisions of Section 7.1 of the Research Use license are superseded by the following:

a) Your Indemnity Obligation. You hereby agree to defend, at Your expense, any legal proceeding brought against Original Contributor or any Licensee to the extent it is based on a claim: (i) that the use, reproduction or distribution of any of Your Error Corrections or Shared Modifications is an infringement of a third party trade secret or a copyright in a country that is a signatory to the Berne Convention; (ii) arising in connection with any representation, warranty, support, indemnity, liability or other license terms You may offer in connection with any Covered Code; or (iii) arising from Your Commercial Use of Covered Code, other than a claim covered by Section 5.b) below, or a patent claim based solely on Covered Code not provided by You. You will pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by You, attributable to such claim.

b) Original Contributor’s Indemnity Obligation. Original Contributor will defend, at its expense, any legal proceeding brought against You, to the extent it is based on a claim that Your authorized Commercial Use of Original Code and Upgraded Code is an infringement of a third party trade secret or a copyright in a country that is a signatory to the Berne Convention, and will pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by Original Contributor, attributable to such claim. The foregoing shall not apply to any claims of intellectual property infringement based upon the combination of code or documentation supplied by Original Contributor with code, technology or documentation from other sources.

c) Right of Intervention. Original Contributor will have the right, but not the obligation, to defend You, at Original Contributor’s expense, in connection with a claim that Your Commercial Use of Original Code and Upgraded Code is an infringement of a third party patent and will, if Original Contributor chooses to defend You, pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by Original Contributor, attributable to such claim. Notwithstanding the foregoing, Original Contributor shall not compromise, settle or otherwise resolve any such claim on terms which are prejudicial or detrimental to Your rights or interests without first providing notice to You of such terms and making reasonable efforts to discuss reasonable less prejudical or detrimental alternatives with You.

d) Prerequisites. Under Sections 5.b) and c) above, You must, and under Section 5.a) above, Original Contributor or any Licensee must: (i) provide notice of the claim promptly to the party providing an indemnity; (ii) give the indemnifying party sole control of the defense and settlement of the claim; (iii) provide the indemnifying party, at indemnifying party’s expense, all available information, assistance and authority to defend; and (iv) not have compromised or settled such claim or proceeding without the indemnifying party’s prior written consent.

e) Additional Remedies. Should any Original Code, Upgraded Code, TCK, Specifications, or Modifications become, or in the indemnifying party’s opinion be likely to become, the subject of a claim of infringement for which indemnity is provided above, the indemnifying party may, at its sole option, attempt to procure on reasonable terms the rights necessary for the indemnified party to exercise its license rights under this License with respect to the infringing items, or to modify the infringing items so that they are no longer infringing without substantially impairing their function or performance. If the indemnifying party is unable to do the foregoing after reasonable efforts, then the indemnifying party may send a notice of such inability to the indemnified party together with a refund of any license fees received by the indemnifying party from the indemnified party for the infringing items applicable to the indemnified party’s future use or distribution of such infringing items, in which case the indemnifying party will not be liable for any damages resulting from infringing activity with respect to the infringing items occurring after such notice and refund.

6. Support Programs.

Support to You. Technical support is not provided to You by Original Contributor under this License. Access to and support for the TCK and Java Engineering Connection support for the Technology shall be provided to You only pursuant to the terms of Original Contributor’s standard Master Support Agreement and applicable Support Program Module (collectively, “MSA”), to be executed by You concurrently upon execution of this Attachment D. The term of said support as set forth in the MSA shall coincide with the remaining term of support You are currently receiving for PersonalJava Technology as set forth in the MSA. If You are current on all payments required for PersonalJava Technology support, support for the CDC and Foundation Profile shall be at no additional charge for the remainder of the then-current prepaid support term.

Customer Support. You are responsible for providing technical and maintenance support services to Your customers for Your products and services.

7. Royalties and Payments.

Technology specified in Attachment B.

Field of Use: For use in Your integrated developer tool environments using Java platform technology, including but not limited to JBuilder, JBuilder Handheld Express, JdataStore, MIDAS Client for Java and any other integrated developer tool environment products which Borland may distribute only to end users for the sole purpose of permitting the end user to test applications it develops by running those applications on the Product. Licensee must not permit the end users to deploy, distribute or make commercial use of the Sun Technology or derivatives thereof.

a) Royalty Rates. The prepayment of royalties specified in the PersonalJava Liccense shall apply, as provided in Section 7 of the PersonalJava License, to distribution of Compliant Covered Code distributed in accordance hereunder.

b) Royalty Payments. Royalties are as stated in Section 2. of the SLA.

c) Taxes. All payments required by this License shall be made in United States dollars, are exclusive of taxes, and You agree to bear and be responsible for the payment of all such taxes, including, but not limited to, all sales, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this License (excluding only taxes based on Original Contributor’s net income). To the extent You are required to withhold taxes based upon Original Contributor’s income in any country, You agree to provide Original Contributor with written evidence of such withholding, suitable for Original Contributor to obtain a tax credit in the United States.

d) DELETED

e) DELETED

f) DELETED

8. Notice of Breach or Infringement. Each party shall notify the other immediately in writing when it becomes aware of any breach or violation of the terms of this License, or when You become aware of any potential or actual infringement by a third party of the Technology or Original Contributor’s Intellectual Property Rights therein.

9. Proprietary Rights Notices. You may not remove any copyright notices, trademark notices or other proprietary legends of Original Contributor or its suppliers contained on or in the Original Code, Upgraded Code and Specifications.

10. Notices. All written notices required by this License must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt by the persons at the addresses specified below.

Original Contributor:	You:
Sun Microsystems, Inc.	Borland Software Corporation
901 San Antonio Road	100 Enterprise Way,
Palo Alto, California 94303	Scotts Valley, CA 95066

Attn.: VP, Sun Software and Technology Sales	Attn.: VP and General Manager,
cc: Sun Software and Technology, General Counsel	Java Products Group
cc:Borland Software Corporation General Counsel

11. Disclaimer of Agency. The relationship created hereby is that of licensor and licensee and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute You as a franchisee of Original Contributor. You hereby waive the benefit of any state or federal statutes dealing with the establishment and regulation of franchises.

12. Confidentiality. You shall keep and maintain in confidence the terms and conditions of this Attachment D.

Agreed:
You:		Original Contributor:
Borland Software Corporation		Sun Microsystems, Inc.

By:	/s/ Edward M. Shelton	By:	/s/ Neal Civjan

Name:	Edward M. Shelton	Name:	Neal Civjan

Title:	Sr. VP, Strategy	Title:	Director, Worldwide Sales Software and Technology Global Sales Operations

Date:	November 16, 2001	Date:	12/12/01